As Filed with the Securities and Exchange Commission on November 9, 2021  Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

_______________________

BJ'S RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	33-0485615 (IRS Employer Identification No.)

7755 Center Avenue, Suite 300

Huntington Beach, California  92647

(Address of Principal Executive Offices)

BJ'S RESTAURANTS, INC. EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Gregory S. Levin

Chief Executive Officer and President

BJ'S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California  92647

(Name and Address of Agent for Service)

(714) 500-2400

(Telephone number, including area code, of agent for service)

_______________________

Copies of Communications to:

Kendra Miller, Esq. Executive Vice President and General Counsel BJ's Restaurants, Inc. 7755 Center Avenue, Suite 300 Huntington Beach, California 92647 (714) 500-2400 Fax: (714) 475-2898	Robert M. Steinberg, Esq. Elkins Kalt Weintraub Reuben Gartside LLP 10345 W. Olympic Blvd Los Angeles, California 90064 (310) 746-4400 Fax: (310) 746-4499

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value to be issued under BJ's Restaurants, Inc. Equity Incentive Plan	1,840,000 shares(2)	$36.53	$67,215,200	$6,230.85

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers additional securities that become issuable under the BJ's Restaurants, Inc. Equity Incentive Plan (the “Plan”) that may be offered as a result of stock splits, stock dividends or similar transactions effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

(2)	Represents additional shares of common stock reserved for issuance under the Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high ($37.64) and low ($35.42) prices for the Registrant's common stock as reported on the Nasdaq National Market on November 5, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,840,000 shares of Common Stock that may be issued pursuant to the BJ’s Restaurants, Inc. Amended and Restated Equity Incentive Plan (formerly known as the BJ's Restaurants, Inc. 2005 Equity Incentive Plan) (the “Equity Incentive Plan”).

Pursuant to General Instruction E of Form S-8, the Registration Statements on Form S-8 previously filed with the Commission relating to the Equity Incentive Plan (Registration Statement No. 333-125899 filed June 17, 2005, Registration Statement No. 333-172703 filed March 9, 2011, Registration Statement No. 333-206066 filed August 4, 2015), and Registration Statement No. 333-233039 filed August 6, 2019 are incorporated by reference except as revised herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2020, filed on March 1, 2021, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2021 filed with the SEC on May 4, 2021, for the quarter ended June 29, 2021 filed August 2, 2021, and for the quarter ended September 28, 2021 filed November 1, 2021.

(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above, to the extent filed and not furnished.

(d) The description of the Registrant’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed September 24, 1996 (File No. 000-21423) pursuant to Section 12(g) of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or periodic report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the Registrant, as amended, include a provision which eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors’ liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Registrant’s shareholders for any violation of a director’s fiduciary duty to the Registrant or its shareholders.

The Registrant’s Articles of Incorporation authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Registrant’s Articles of Incorporation also authorize the Registrant to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Registrant has entered into indemnification agreements with certain directors and officers whereby the Registrant will indemnify each such person (an “indemnitee”) against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

The Registrant has purchased directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 - Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Elkins Kalt Weintraub Reuben Gartside LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Elkins Kalt Weintraub Reuben Gartside LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on page II-2).

99.1	BJ’s Restaurants, Inc. Amended and Restated Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Schedule 14A filed on April 23, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on the 9 day of November, 2021.

BJ’S RESTAURANTS, INC.

By:/s/ Gregory S. Levin
Gregory S. Levin, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory S. Levin and Thomas A. Houdek, and each of them, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Capacity	Date
By: /s/ GREGORY S. LEVIN
Gregory S. Levin	Chief Executive Officer, President and Director (Principal Executive Officer)	November 9, 2021
By: /s/ THOMAS A. HOUDEK
Thomas A. Houdek	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2021
By: /s/ PETER A. BASSI
Peter A. Bassi	Lead Independent Director	November 9, 2021
By: /s/ LARRY D. BOUTS
Larry D. Bouts	Director	November 9, 2021
By: /s/ BINA CHAURASIA
Bina Chaurasia	Director	November 9, 2021
By: /s/ JAMES A. DAL POZZO
James A. Dal Pozzo	Director	November 9, 2021
By: /s/ GERALD W. DEITCHLE
Gerald W. Deitchle	Chairman of the Board and Director	November 9, 2021
By: /s/ NOAH A. ELBOGEN
Noah A. Elbogen	Director	November 9, 2021
By: /s/ LEA ANNE S. OTTINGER
Lea Anne S. Ottinger	Director	November 9, 2021
By: /s/ KEITH E. PASCAL
Keith E. Pascal	Director	November 9, 2021

By: /s/ JANET M. SHERLOCK
Janet M. Sherlock	Director	November 9, 2021
By: /s/ GREGORY A. TROJAN
Gregory A. Trojan	Director	November 9, 2021
By: /s/ PATRICK D. WALSH
Patrick D. Walsh	Director	November 9, 2021